Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Columbia Municipal Money Market Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and under the caption "Independent Registered Public Accounting Firm of the Funds" in the Statement of Additional Information in Post-Effective Amendment Number 69 to the Registration Statement (Form N-1A, No. 2-62492) of Columbia Funds Trust IV (formerly, Liberty Funds Trust IV) and to the incorporation by reference of our report dated August 19, 2003 on Columbia Municipal Money Market Fund (formerly, Liberty Municipal Money Market Fund) included in the Annual Report to Shareholders for the fiscal year ended June 30, 2003.


                                                           /s/ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP



Boston, Massachusetts
July 26, 2004